Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Artio Global Equity Fund, Inc.

and

The Board of Trustees
Artio Global Investment Funds

We consent to the use of our report dated December 27, 2010, with respect to the financial statements of Artio Global Equity Fund Inc., and Artio International Equity Fund, Artio International Equity Fund II, Artio Total Return Bond Fund, Artio Global High Income Fund, Artio U.S. Microcap Fund, Artio U.S. Smallcap Fund, Artio U.S. Midcap Fund, and Artio U.S. Multicap Fund, each a series of Artio Global Investment Funds, as of October 31, 2010, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.

Boston, Massachusetts
February 25, 2011